EXHIBIT 99.1

WALNUT, Calif., June 8, 2018 /PRNewswire/ -- Focus Universal Inc. (FCUV), a Universal Smart Instrumentation Platform (USIP) developer and manufacturer, announced that it has closed a private placement.

Focus Universal Inc. Announces Pricing of $8 Million Private Placement of Common Stock

Focus Universal, Inc. (OTC: FCUV) ("Focus Universal" or the "Company"), a Universal Smart Instrumentation Platform announced today that it has entered into a definitive securities purchase agreement with certain eligible purchasers for the purchase of a total of 4,600,000 shares of its common stock (the “Shares”) for an aggregate purchase price of $8.0 million, or $1.75 per share. The company intends to use the net proceeds of this offering for strategic acquisitions and business development.

“We plan to use the proceeds from this capital raise to build out the business infrastructure of Focus Universal, as well as, identify unique acquisition opportunities to expedite the growth of the Company.” said Focus Universal CEO, Desheng Wang.

The Shares are being offered and sold in this private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

About Focus Universal

Focus Universal Inc. (OTCQB: FCUV), based in Walnut, California is a universal smart instrumentation platform developer and universal smart device manufacturer in the IOT market. The Universal Smart Instrumentation Platform (USIP) generalizes instruments into a reusable foundation representing a majority of the instruments, and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of their cost. The USIP has an open architecture incorporating a variety of instrument functions, sensors and probes from different industries and vendors. The platform features the ability to connect thousands of sensors or probes communicating with the same device, providing interoperability and reusability that distinguishes the Company from competitors.

For more information, please visit www.focusuniversal.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device and related inventions or innovations as well as the continuation and results of the Universal Smart Device to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact

Focus Universal Inc.

Desheng Wang

Phone: (626) 272-3883